Investment Management Agreement

     AGREEMENT made this, 25th day of February, 1999, to be effective as of February 19, 1999 (the "Effective Date") by and between Penn-America Insurance Company, an insurance company incorporated under the laws of the Commonwealth of Pennsylvania and maintaining its head office at 420 South York Road, Hatboro, Pennsylvania 19040 (the "Client") and Madison Monroe, Inc., a corporation established under the laws of the Commonwealth of Pennsylvania and maintaining its principal office at 621 East Germantown Pike (Suite 105), Plymouth Valley, Pennsylvania 19401 ("MMI").

     WHEREAS, the Client has established and maintains a custodial arrangement (the "Custodial Arrangement") with PNC Bank, N.A. (the "Custodian"); and

     WHEREAS, the Client has identified to the Custodian certain assets (the "Assets") held under the Custodial Arrangement to be held or maintained in a custodial account that is segregated for accounting and investment purposes (the "Account") from all other assets held under the Custodial Arrangement (see Appendix B, "Administrative Procedures" for a list of the Assets and the location and number of the Account); and

     WHEREAS, the Client wishes to engage MMI to direct the manner assets in the Account are invested; and

     WHEREAS, MMI agrees to direct the investment of the Assets held in the Account under the terms and conditions hereinafter set forth (see Appendix C, "Investment Plan of Penn-America Insurance Company for Madison Monroe, Inc."),

     NOW, THEREFORE, the parties hereto, for and in consideration of the premises and of the mutual covenants herein contained, agree as follows:

1. Appointment and Status of MMI. The Client hereby appoints MMI as the exclusive investment manager with respect to the Account. MMI shall act as agent for the Client in connection with the Account insofar as investment direction thereof and the Assets held therein is concerned, but MMI shall not at any time take physical custody of the Assets. MMI shall direct the investment of the Assets subject, however, to prior confirmation and approval of the contemplated transaction by Jerry Lynch at New England Asset Management ("NEAM") and by a member of the Investment Committee of the Client who is authorized to confirm or approve each transaction. See
     Section V of Appendix B, attached hereto.

2. Acceptance of Appointment by MMI. MMI hereby accepts the appointment described in paragraph 1 above, and agrees to direct the Custodian to invest the Assets in accordance with the Investment Objectives set forth in Appendix C to this Agreement. Subject thereto, and also subject to applicable governmental statutory and other regulatory guidelines and restrictions, MMI may direct the Custodian to buy, sell or otherwise execute transactions pertaining to sovereign indebtedness, including, without limitation, direct debt obligations of sovereign states and debt obligations issued by central banks (regardless of the currency in which denominated, as limited to directions set forth in Appendix B, Section VI).

3. Management Services and the Account. MMI shall have power and authority to manage the Account within the Investment Guidelines set forth in Appendix
     C. As provided in Section 1 of this Agreement, subject to prior confirmation and approval by NEAM and to prior confirmation and approval of each transaction by an authorized member of the Client's Investment Committee, MMI shall be authorized to notify and instruct the Custodian concerning the management, sale or disposition of the Assets of the Account and the purchase or acquisition of other assets of the same type and quality of the Assets, for deposit to the Account. Subject to the Investment Guidelines as set forth in Appendix C, the investment management authority granted to MMI hereunder shall comprise, and shall not exceed, all powers, authority and discretion granted to investment managers duly appointed under the terms of the Custodial Arrangement. In the performance of its investment management functions, and in the making of investment management decisions, MMI shall not take into account the tax or accounting consequences that might be experienced by the Client with respect to any investment(s), nor shall it take into account other considerations (such as, by way of example, regulatory agency reporting requirements) peculiar to the nature or circumstance of the Client, except as stipulated in Appendix C, Investment Guidelines.

4. Account Information. The client shall instruct the Custodian to send to MMI and to NEAM (or such other entity as may be stipulated in writing by the Client in Appendix B hereto) confirmations of all transactions for the Account. In addition, the client shall instruct the Custodian to provide promptly to MMI all information concerning the Account at the same time as such information is provided to the Client by the Custodian. The Client hereby holds MMI harmless from any injury or damage suffered by Client as a result of the Custodian's failure to promptly forward the information.

     MMI shall provide the Client with statements, not less frequently than monthly, but within three (3) business days of the monthly close (except in extenuating circumstances, in which case such statements shall be provided as promptly as practicable), showing investment performance of the Account for the period covered by the statement, a listing of Assets held in the Account and a list of the transactions occurring with respect to the Account during the reporting period. MMI shall furnish such additional information concerning activities undertaken for the Account as the Client may reasonably request, including, but not limited to, the date of each such transaction, and, if such broker or dealer was selected by MMI, the names of brokers or dealers through whom such transactions were effected and the amounts of fees and commissions payable in connection therewith.

     If MMI fails to forward the information within three (3) business days after the end of the month, or as soon thereafter as is practicable due to extenuating circumstances, the Client may terminate this Agreement in accordance with paragraph 8 herein. MMI will be entitled to its fees, in accordance with paragraph 8 herein. However, the Client expressly reserves the right to seek indemnification from MMI in the event that the Account information is not forwarded to the Client within three (3) business days of the monthly close, or as soon thereafter as is practicable given extenuating circumstances, IF such delay is the result of any action or inaction on the part of MMI and/or NEAM.

5. Brokerage. MMI shall effect all securities transactions for the Account with or through such broker or dealer as Client shall stipulate in Appendix
     B. If Client does not stipulate a broker or dealer, MMI may place buy and sell orders with or through such brokers or dealers as it may select; provided, however, that in the latter case MMI shall use its best efforts to effect such orders through brokers and dealers whose fees and commissions are reasonable in the aggregate and competitive in the marketplace.

6. Fees, Invoicing and Payment. MMI shall be paid the fees set forth in the Fee Schedule attached as Appendix A hereto, which payment shall be complete compensation for all services and performance rendered by MMI under this Agreement. Invoices for said fees are to be sent by MMI to the Client at the name and address specified in Appendix B. Generally, such invoices will be sent within thirty (30) days after the close of the quarterly period in which such fees are earned. All invoices and fee statements are due and payable upon receipt. Any such fee which is undisputed and unpaid within five (5) business days of the date on which the invoice or fee statement is received by the Client shall be charged directly against the Account and deducted therefrom.

7. Confidential Information. All information regarding the Account provided by the Custodian and by the Client shall be considered confidential by MMI. Information and directions provided by MMI to the Custodian not already subject to prior confirmation and approval by the Client, as set forth in
     Section 1, may be shared by the Custodian with the Client and all such information and directions may be shared with NEAM (or such other entity as is designated in Appendix B by the Client) and information provided by MMI to the Client may be shared by the Client with the Custodian and with NEAM (or such other entity as is designated by the Client with the consent of MMI), but will otherwise be considered confidential. None of the Custodian nor the Client nor any entity designated by the Client in Appendix B (such as NEAM) will use such information, directly or indirectly, in connection with investment of assets other than the Assets of the Account, nor will any of them share such information with any other party except to the extent compelled by court or regulatory agency order or as provided in the following sentence. Information and directions shared by either MMI with NEAM (or other party designated by the Client) or by the Client with NEAM (or other party designated by the Client with the consent of MMI) shall be so shared only on the condition that the party with which such information is to be shared (NEAM or other entity designated by the Client) has agreed to treat such information as confidential and that it will not use such information, directly or indirectly, in connection with the investment of assets other than the assets of the Account; and, to the extent that information is disclosed by either the Client or MMI with NEAM (or other party designated by the Client), solely for the purpose of such disclosure, both MMI and the Client waive confidentiality.

8. Resignation or Removal of MMI. The appointment of MMI hereunder may be terminated by Client, or MMI may resign as investment manager hereunder, upon thirty (30) days' notice in writing by one party to the other, with a simultaneous copy to the Custodian. On or before the thirtieth (30th) day after the receipt of such notice by the recipient of the written notice of such removal or resignation, MMI shall provide the Client with a final report containing the same information as provided in a monthly investment report hereinabove described. Upon the resignation or removal of MMI, all deferred and current fees earned by MMI will be accelerated and will become immediately payable.

9.   Representations and Warranties of the Client.

          A. The Client represents and warrants to MMI that it has legal capacity to enter into this Agreement, to perform in full its obligations and duties hereunder, and that neither its entry into this Agreement nor its performance of the terms and provisions thereof will constitute a violation of any law, regulation, order or contractual undertaking by which it is bound; and

          B. The Client represents and warrants to MMI that none of the funds in the Account are assets of any employee benefit plan subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended, and that, therefore, MMI shall not, by reason of services rendered pursuant to this Agreement, be a fiduciary with respect to any such plan.

10. Representation and Warranty of MMI. MMI represents and warrants to the Client that it will use its best efforts to satisfy the Investment Guidelines attached hereto as Appendix C, and that it has legal capacity to enter into this Agreement, to perform in full its obligations and duties hereunder, and that neither its entry into this Agreement nor its performance of the terms and provisions thereof will constitute a violation of any law, regulation, order or contractual undertaking by which it is bound and that it, and each associated person of MMI engaged in the services described hereunder, is duly registered and licensed in the applicable jurisdictions and has the qualifications and legal capacity to perform the obligations and duties assigned to it or him hereunder. MMI also represents and warrants that a copy of this

     Agreement has been delivered to the Custodian and that the Custodian has communicated its approval of this arrangement to MMI.

11. Services to Other Clients. The Client understands and acknowledges that MMI may, at any time and from time to time, represent and perform services for other clients, and that, in connection with such services, MMI may be advising such clients and managing assets for such clients in a manner inconsistent with the advice being given and investment management services being rendered on behalf of the Client. By way of example, and not by way of limitation,

          A. MMI may be advising or directing the sale or disposition of certain assets for the Account while advising or directing the purchase or acquisition of the same or similar assets for the account of one or more other clients;

          B. MMI may be advising or directing the purchase or acquisition of certain assets for the Account while advising or directing the sale or disposition of the same or similar assets for the account of one or more other clients;

          C. MMI may give advice to any other client or may direct the management of assets for any other client in a manner inconsistent with the advice being rendered or management by MMI of the Account, and MMI shall not be required to share any such advice or directions relating to the assets of any other client with the Custodian or with the Client, nor will MMI be required to take action in connection with the Account in a manner consistent with such advice or management direction by MMI for any other client; and

          D. MMI may be directing transactions for the Account substantially simultaneously with similar transactions for others of its clients under circumstances which result in varied asset and market availability, varied brokerage commissions and fees, varied currency exchange rates, varied timing and other varied conditions, any or all of which may work to the relative benefit or relative detriment of the Account. The existence of such variable conditions is in the nature of the marketplace and is beyond the control of MMI. Accordingly, MMI shall not be liable for any aspect of financial impact on the Account attributable to any of the foregoing or to the inherent nature of the marketplace.

MMI's relationship with clients other than the Client, the transactions in which it engages for clients other than the Client and the advice it gives to clients other than the Client shall be proprietary information as to MMI. On its own behalf, and on behalf of its agents and nominees, Client agrees not to seek, and disavows all right to or interest in information relating to MMI's relationships with parties other than the Client, transactions in which MMI engages on behalf of persons or entities other than the Client, and advice MMI gives, directly or indirectly, to persons or entities other than the Client.

12. Protection of Custodian. The Custodian may at all times treat MMI as agent of the Client unless and until the Custodian has received written notice from the Client or MMI to the contrary. Any instruction, direction or authority granted the Custodian by MMI shall be considered an instruction, direction or authority granted by the Client without any requirement that the Custodian authenticate the same unless (a) it is patently unreasonable to believe such communication to be genuine, or (b) such communication is not made through customary channels or means. Investment directions with respect to the Account from MMI to the appropriate identified Custodian employee as outlined in Appendix B, may be made in writing, by electronic means, by facsimile transmission, or by any other mutually agreed communication mode, provided that all transactions shall be confirmed by the Custodian in writing in the normal course.

13. Liability of MMI. MMI is the exclusive developer and owner of various methodologies, data applications, and financial projection devices (the "MMI Property"). The Client has specifically requested that MMI apply, as it sees fit, some or all of the MMI Property for the benefit of the Account. Client acknowledges that MMI's use or application of MMI Property for its benefit does not give Client any right to own, use or disclose any of the MMI Property, nor does Client have an exclusive right to the use of such MMI Property for its benefit. While MMI believes that the data it receives from sources upon which it relies are accurate, that the methodologies employed by MMI and the models created by MMI are valid, and that the projections provided by MMI are provided in good faith, MMI does not warrant in any way the validity of the methodologies or models created by MMI, the accuracy of the projections provided by MMI, or advice given by MMI. Moreover, the historical performance of funds under management by MMI, whether or not invested in a manner consistent with the dictates of the MMI Property, are not to be considered a prediction of future performance of any such funds. The parties agree that MMI has no obligation to inquire into the accuracy or applicability of data received from sources reasonably considered to be reliable by MMI unless such data would appear on its face, to any reasonable person, to be faulty or to raise in any reasonable person questions as to its accuracy or application, or the prospective accuracy of projections made by MMI at any time, and that MMI shall be free from all liability to the Client with respect to the application of MMI Property as herein described; that MMI shall be free to rely on the MMI Property in directing the investment of the Account, and that under no circumstance shall MMI be considered a guarantor as to either the preservation of the principal of the Account or the magnitude of the yield generated by the investment of the Account. If this contract is assigned by MMI to an affiliate of MMI (as defined in Section 17 of this Agreement), MMI or its affiliate shall notify the Client within thirty (30) days of the occurrence of the event, if the affiliate's license from MMI to utilize MMI Property for the benefit of the Client is terminated or revoked, or if limitations are introduced into such license such that the affiliate would no longer be free to use MMI Property as a basis for direction of the investment of the Account.

14. Reliance on Documents, Communications and Employee Authority. Each of the parties hereto may rely without further inquiry or verification on the authenticity and genuineness of any document or other communication received from an authorized employee of the other, and may rely on the authority of the employee to whom such document or other communication is ascribed unless, under the circumstances then prevailing, it is unreasonable to rely on such apparent authority.

15. Tern of Agreement. The term of this Agreement shall commence on the Effective Date and shall continue until terminated at will by either party in accordance with the written notice of termination required by paragraph 8 hereof. If this Agreement is terminated by the Client, the Client shall, prior to the effective date of the termination, provide MMI with written instructions as to the liquidation or settlement of the Account, which instructions may, at the Client's option, limit the discretion of MMI to enter into further transactions after the date such instructions are first received. MMI agrees to be bound by such instructions after receipt thereof (It is understood that fees (see Appendix A) shall be prorated to the date of settlement of the Account.)

16. Notices. Any notice from MMI or from the Custodian to the Client shall be mailed to the following address and shall be effective on the date that it is deposited, postage prepaid, in certified or registered U.S. mail:

               Penn-America Insurance Company
               (Attn: Mr. Jon S. Saltzman)
               420 South York Road
               Hatboro, PA 19040

     Any notice from the Client or from the Custodian to MMI shall be mailed to the following address and shall be effective on the date it is deposited, postage prepaid, in certified or registered U.S. mail:

               Madison Monroe, Inc. (Attn: Mr. James Saltzman)
               621 E. Germantown Pike (Suite 105)
               Plymouth Valley, PA 19401

     Any notice from MMI or the Client to the Custodian shall be mailed to the following address and shall by effective on the date it is deposited, postage paid, in certified or registered U.S. mail:

               PNC Bank, N.A.
               Institutional Custody Service
               200 Stevens Drive, Suite 425
               Lester, PA 19113

17. Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto, and their respective successors. However, except as provided in the following sentence, the rights and obligations hereunder shall not be assignable, transferable or delegable without the prior written consent of the other party, and any attempted assignment, transfer or delegation thereof without such consent shall be void. MMI shall have the right (but not the obligation) to assign any or all of its rights, benefits, duties and obligations under this Agreement to any affiliate of MMI; provided, however, that no such assignment, transfer or delegation by MMI shall be effective until at least thirty (30) days after notice in writing of such proposed assignment, transfer or delegation has been delivered by MMI to the Client, unless (a) the Client waives such notice, or (b) the giving of such notice would violate a confidentiality agreement associated with an information "blackout" relating to a transaction involving MMI and not uniquely, peculiarly or specifically related to the Account. For the purpose of the preceding sentence (and for the purposes of Section 13 of this Agreement), the term "affiliate" shall mean any entity in which MMI has at least a 50% ownership interest, effective control of the Board of Directors or other governing body of such entity, and has licensed the entity to use MMI Property for the benefit of the Client (or for the benefit of the Client and others).

18. Amendment. This Agreement may be amended only by written instrument executed by both parties.

19. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

20. Preservation of Rights and Remedies. The failure of either party to enforce any right provided under this Agreement or the waiver by such party of any breach of this Agreement shall be an indulgence only, and shall not be construed to be either an abandonment of such right or a waiver of any subsequent breach thereof, nor shall it be considered a waiver of any other provision of this Agreement.

21. Headings and Captions. The headings and captions in this Agreement are for convenience of reference only, and shall not be considered a substantive part of the Agreement nor used in the interpretation or construction of any provision thereof.

22. Entire Agreement; Supersedeas. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof This Agreement supersedes all prior discussions and writings, if any, with respect to the subject matter hereof.

23. Governing Law. Except to the extent that it may be superseded by federal law, each and every provision of this Agreement shall be construed and applied in accordance with the laws of the Commonwealth of Pennsylvania, without regard to any principles of conflict of law.

     IN WITNESS WHEREOF, and as evidence of their respective intentions to be legally bound hereby, the parties hereto have caused this instrument to be executed by their respective duly authorized officers and their corporate seals to be affixed as of the day and date first above written.

                                        Penn-American Insurance Company

                                        By: /s/ Rosemary Ferrero
                                        Title: Vice President of Finance

                                        Madison Monroe, Inc.

                                        By: /s/ James S. Saltzman
                                        Title: Vice Chairman

Receipt of a copy of this Agreement and the applicability of the notice provisions set forth in Section 16 hereof acknowledged by the Custodian:

                                        PNC Bank, N.A.

                                        By: /s/ Brian R. Burns
Date: March 1, 1999                     Title: SVP

                                   APPENDIX A

                                MMI Fee Schedule

A Management Fee, being the sum of the Base Fee and the Performance Incentive Fee (if any), will be paid on the Amount Under Management for the period. For the purposes hereof, the "Amount Under Management" with respect to any period is the opening cost basis of investments in the Account for such period, increased by all amounts deposited into the Account during the period and reduced by all amounts withdrawn from the Account during the period, calculated on the basis of month-end balances using the AIMR time-weighted calculation. Except as to the first such period during which this Agreement is in effect, each period shall commence on the calendar day next following the calendar day on which the preceding period ended, whether or not either or both of such days was a business day. Percentages set forth herein are expressed on an annual or annualized basis, and shall be applied to any period of less than one year by proration on the basis of a 365-day year.

Base Fee

     The Base Fee shall be 0.20 percent (.20 of 1 percent) of the original cost of securities Under Management for the period with respect to which the fee is calculated. The base fee will be paid quarterly in arrears based upon the fee invoicing and payment schedule in paragraph 6.

Performance Incentive Fee

     The Performance Incentive Fee, if any, due for a period shall be based on performance in excess of the Performance Incentive Fee Base plus 100 basis points, as defined below.

     "The Performance Incentive Fee Base" - The Performance Incentive Fee Base shall be based on the categories of assets under management by MMI, as follows:

(1) Performance with respect to investment by MMI in money market and cash equivalent funds, fixed income securities of the United States government and debt obligations guaranteed by the full faith and credit of the United States government during the period will be measured with reference to the Lehman Brothers Intermediate Corporate Government Bond Fund, plus 100 basis points.

(2) Performance with respect to investment by MMI in Sovereign debt issued by central banks on the approved list will be measured with reference to the benchmark index stipulated by the parties in an addendum to this Agreement to be adopted prior to the making of the first such investment.

" Actual Percentage Yield" with respect to any period means the annualized rate of return on the Amount Under Management for that period, calculated prior to charging against the Amount Under Management any fees hereunder, taxes, or other expenses properly charged thereto. The "Actual Percentage Yield for the Period" is the Actual Percentage Yield, multiplied by a fraction, the numerator of which is the number of calendar days in the period, and the denominator of which is 365.

" Performance Incentive Fee Payment" shall be based on the applicable Incentive Fee Base category of managed assets based on the Actual Percentage Yield as previously defined, calculated using a time weighted calculation from AIMR on a rolling two year period with 100 basis points added to the Performance Incentive Fee Base at the end of the calculation period. The reference to "100 basis points" herein is a reference to the same "100 basis points" as the "100 basis points" referred to in (1) and (2) above, and is NOT 100 basis points in addition to the basis points referred to therein.

The Performance Incentive Fee Base and the amount of the Performance Incentive Fee Payment (if any) shall be determined separately as to each category of assets under management.

The payment of the "Performance Incentive Fee Payment" will be as follows:

NOTE: Calculation of Performance Incentive Fees will be based on a rolling average over a 2-year period, payable for that year at the end of the two-year period commencing with that year.

Example

Year                                         1       2       3       4

Actual Percentage Yield (after 100           20%     30%     35%     25%
Basis points added on at the end of
Each 12-month period)

o Pay-out for Year 1: at end of Year 2, based on rolling average of Years 1 and 2 performance (i.e., 25%, being the average of 20% and 30%)*

o Pay-out for Year 2: at end of Year 3, based on rolling average of Years 2 and 3 performance (i.e., 32.5%, being the average of 30% and 35%)*

o The actual rolling average will vary from the example given since example is based on straight average. AIMR time-weighted fee illustration is attached.

                                   APPENDIX B

                           Administrative Procedures

I. ACCOUNT ASSETS: Penn-America Insurance Company (hereinafter "Client") has deposited the following securities, cash and other assets with the Custodian identified below to be managed by Madison Monroe, Inc. (hereinafter "MMI") under the Agreement attached hereto (the "Agreement") and of which this Appendix is a part:

               United States dollars: Ten million ($ 10,000,000) in cash

II. CUSTODY OF ACCOUNT: The assets to be managed under the Agreement will be held by:

PNC Bank, N.A.                                         Custodial Account Number:
Institutional Custody Service                                 32-32-300-40330168
200 Stevens Drive, Suite 425
Lester, PA 19113

III. BROKERAGE DIRECTION: Client directs MMI to cause all transactions for the Account to be effected solely through the following broker, dealer or bank:

               New England Asset Management (Jerry Lynch) ("NEAM")

     This direction may be changed by the Client at any time and from time to time, subject to prior written notification to MMI.
     Client has read, understands and accepts the limitations that these directions and any prospective changes will place on MMI's ability to seek best execution for the Account, and hereby holds MMI harmless for any loss, cost or damage experienced by Client or the Account, directly or indirectly, by reason of MMI's compliance with this direction.

IV. REPORTING:

     MMI, or its appointed administrative agent, shall provide to Client (to the attention of Rosemary R. Ferrero, Chief Financial Officer, Penn-America Insurance Company, 420 S. York Road, Hatboro, PA 19040), not less frequently than monthly, but within three (3) business days of the monthly close, statements showing the assets managed by MMI as of the date of the statement. Such statement shall include the following information: par value, cost basis and fair market value of the securities managed by MMI, along with unrealized gains and losses and income received.

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
Unless denominated in United States dollars, if securities are of sovereign debt of a country other than the United States, currency pricing will also need to be provided by MMI as of the statement date.

V. AUTHORIZATION FOR INVESTMENTS:

     Approvals for all security transactions made within the Account under management by MMI must be obtained by MMI from Jerry Lynch at NEAM and a member of Penn-America's Investment Committee prior to the consummation of such transaction. The members of the Investment Committee are the persons whose names are set forth in the attached list. Penn-America will be responsible for notifying MMI in writing of any additional appointments to the said list and of any persons whose names are to be deleted from said list. MMI shall at all times be fully protected by Penn-America in reasonably relying on said list, as from time to time modified by Penn-America. MMI shall at all times be fully protected by Penn-America in relying on the authenticity of signatures purporting to be signatures of members of the Investment Committee of Penn-America except where MMI knew or clearly should have known that any such signature is a forgery.

VI. APPROVED COUNTRIES:

                     [List to be provided by Penn-America]

     Penn-America may modify this list at any time and from time to time, provided, however, that no such modification shall be effective unless set forth in writing and delivered to MMI in accordance with the notice procedures set forth in the Agreement. MMI shall at all times be fully protected by Penn-America in relying on said list, as from time to time modified by Penn-America. If Penn-America notifies MMI of the removal of the name of any country from the Approved Countries list, and if at the time of such removal some of the Assets of the Account are invested in sovereign debt of such country, MMI shall take such removal as an Investment Committee instruction to liquidate all securities so invested as promptly as practicable following the receipt of such notice, UNLESS Penn-America has specifically provided in such notice that the securities so invested may continue to be held as Assets in the Account. MMI shall not be responsible for, nor shall it be held liable for, any losses suffered by the Account by reason of the liquidation of securities pursuant hereto, nor for any extraordinary cost borne by the Account to effectuate the liquidation transaction.

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VII. BILLING:

     All invoices from MMI to Client shall be directed to:

     Rosemary R. Ferrero
     Chief Financial Officer
     Penn-America Insurance Company
     420 S. York Road
     Hatboro, PA 19040

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
                                   APPENDIX C

                                 INVESTMENT PLAN
                                       OF
                         PENN-AMERICA INSURANCE COMPANY

                            FOR MADISON MONROE, INC.

                Investment Portfolio - Objectives and Guidelines

     The Board of Directors of PENN-AMERICA INSURANCE COMPANY (the " Company") authorizes the Company's officers to engage the services of Madison Monroe, Inc. ("MMI") to manage a portion of the Company's investment portfolio. The portfolio consists of fixed income obligations and cash equivalents.

     The policy guidelines for the designated Portfolio shall be as stated herein, and are subject to modification with Board approval from time to time by the Company after consideration of the advice and recommendations of MMI.

     Execution of All Trades: It is hereby understood that all investment transactions must be initially reported to Jerry Lynch of New England Asset Management ("NEAM" ) and must receive approval, either written or oral, of the Chairman of the Investment Committee, Irvin Saltzman, or a member thereof, prior to their implementation by MMI.

                              Investment Portfolio

     The Company's designated portfolio consists of assets allocated and invested in one of (3) basic forms of investment:

     (A) Money market and analogous cash equivalent funds, awaiting permanent investment into fixed income securities.

     (B) Fixed income securities including, but not limited to, United States Government and Agency issues and other issues backed by the full faith and credit of the United States Government.

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
     (C) Sovereign debt issued by central banks for countries on the approved list (Appendix B).

     The Company shall establish percentage allocation ranges for each category, which shall be monitored on a quarterly basis and which may be changed from time to time.

                             Investment Objectives

     1. The Company's designated portfolio is to be managed in a conservative, risk-adverse style with the objective of achieving, for each portion of the portfolio, long-term performance superior to the index identified in Appendix A to this Agreement as the "benchmark" index for that type of investment.

     2. Primary investment emphasis shall be placed upon consistency of performance, i.e., the achievement of investment objectives in such a manner as to protect the Company's assets from excessive volatility in market value from year to year.

     3. Significant investment emphasis shall also be placed upon the preservation of the purchasing power of the assets.

     4. Sufficient liquidity shall be maintained to fund any possible corporate outflows related to the property and casualty insurance business.

It shall be the exclusive responsibility of the Company to notify MMI as to its anticipated liquidity requirements relating to the portfolio under management by MMI. Such notification shall be sufficiently in advance of the Company's need for cash to permit orderly liquidation by MMI of investments. Company shall hold MMI harmless from any investment loss or extraordinary expense experienced by the Account by reason of a need to conform to the Company's liquidity requirements as communicated by the Company to MMI.

                      Investment Policy Guidelines for MMI

     Assets are to be managed with a view toward achieving the specific investment objectives previously described. Consistency of performance, protection of principal as well as purchasing power and maintenance of sufficient liquidity, shall be the overriding guidelines for the portfolio. Additionally, all investments shall comply with the Insurance Regulatory Laws of Pennsylvania and the National Association of Insurance Companies (NAIC) Model Investment Act.

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
     To underscore these considerations, as well as to recognize the fiduciary responsibilities associated with the management of the Company's assets, there are certain characteristics which are expected to be associated with the portfolio and which shall be viewed as guidelines in formulating investment strategies.

     In order to comply with certain loan covenants, the following limitations are also placed on the investment decisions:

     For the purposes of defining the term " investment grade security" as set forth under our loan covenants, Investment Grade means: (1) Non-equity securities or preferred equity securities rated "NAIC 2" or better by the NAIC, "BBB" or better by Standard & Poor's ("S&P"), "Baa3" or better by Moody's, or "BBB" or better by Duff & Phelps; (2) municipal bonds rated "NAIC 2" or better by the NAIC, "SP-2" or better by S&P, "Pa a3/MiG4" or better by Moody's, or "BBB" or better by Duff & Phelps, and (3) permitted CMO's and mortgaged backed securities, and investments in sovereign debt of countries outside of the United States and partnership and real estate interest.

     Any investment which does not meet the definition of " investment grade" as defined in the previous paragraph will be considered, for purposes of the policy guidelines, "Noninvestment grade" and will be limited to NO more than 5% of the Company's invested assets.

Inasmuch as the Company has information with regard to the composition of its entire portfolio, and MMI has information only as to that portion of the Company's portfolio that is within its scope of investment management, it shall be the exclusive responsibility of the Company to notify MMI at any time and each time that an adjustment of holdings is required to satisfy the investment quality requirements and investment diversity requirements described herein. Moreover, the Company shall hold MMI harmless from any losses or expenses experienced by the Account by reason of a need to change the investment composition of the Account to comply with the foregoing standards.

                           A. Fixed Income Securities

     1. Types of Securities. Funds not invested in cash equivalents shall be invested entirely in sovereign indebtedness, including direct debt obligations of sovereign states and debt obligations issued by central banks for countries on the approved list (Appendix B).

          At least ninety percent (90%) of the portfolio shall be rated A or better. These ratings shall be established by recognized rating services (i.e., Moody's, S&P, etc.) and

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
          reinforced by independent in-house credit analysis. An issue which is split-rated will be governed by the lower quality designation.

     2. Diversification. Except for U.S. Treasury and Agency obligations, the debt portion of the fixed income securities shall contain no more than five percent (5%) of a given issuer (irrespective of the number of differing issues). Other diversification standards shall be developed and applied by MMI.

     3. Cash Equivalents. At the discretion of MMI, short-term money market funds and/or instruments may represent a material portion of the fixed income securities. However, if commercial paper is used, it must have a minimum quality rating of A-2 or P-2 as established by Moody's or S&P. In addition, bankers' acceptances and certificates of deposit must be issued by banks incorporated in the United States.

                                   Exclusions

          The following categories of assets are not permissible for investment in the Company's portfolio without prior written approval:

          1.   Unregistered or restricted stock;

          2.   Common stocks;

          3. Commodities, including commodity fund shares, gold or currency futures;

          4.   Conditional sales contracts;

          5.   Options, including the purchase, sale or writing of options,

          6.   Margin buying;

          7.   Short selling; and

          8.   Leasebacks.

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
     Regulatory and Investment Classification Considerations

     $    Risk-Based Capital ("RBC")

          The Company, as an insurance entity, is regulated by various state insurance departments, NAIC and A.M. Best. One element of the regulation is risk-based capital which has a RBC component related to the investment portfolio. There are three factors which are evaluated by RBC: quality of invested assets, mixture of invested assets, and affiliate risk. MMI should be aware of the RBC's current factors at all times when evaluating appropriate investment considerations. MMI shall not be required to perform an RBC analysis in connection with any transaction the consummation of which is contingent upon approval by a member of the Investment Committee of the Company or by an agent of the Company. MMI shall not execute any transaction if, prior to the execution thereof, MMI is notified by the Company that the consummation of such transaction would be detrimental to Client's overall Risk-Based Capital.

     $    Classifications for Fixed Income Securities

          When new securities are purchased for the portfolio, a determination will be made by MMI and Client as to their appropriate classifications, "Held to Maturity" or "Available for Sale." This may be done after each purchase transaction or minimally once each quarter. The decision as to the appropriate investment category will be determined after taking into consideration maturity, yield, cash flow requirements, and anticipated changes in interest rates.

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